Exhibit 10.10

THE SHARES OF COMMON STOCK REFERRED TO IN THIS SUBSCRIPTION AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER APPLICABLE STATE SECURITIES ACT.

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”) is made effective as of July 22, 2013, by and between GRAYMARK HEALTHCARE, INC., an Oklahoma corporation (the “Company”), and ARVEST BANK, an Arkansas banking corporation (the “Bank”) with reference to the following circumstances:

A. The Bank, the Company (as a Borrower), and the Guarantors and other Borrowers thereto, previously entered into an Amended and Restated Loan Agreement dated effective December 17, 2010, as amended by the First Amendment to Loan Agreement dated January 1, 2012, the Second Amendment to Loan Agreement dated effective June 30, 2012, and the Third Amendment to Loan Agreement dated effective October 12, 2012 (the “Prior Agreement”).

B. The Company is indebted to the Bank under (i) the Amended and Restated Promissory Note, in the original principal amount of $15,000,000.00 dated June 30, 2010, and (ii) the Second Amended and Restated Promissory Note, in the original principal amount of $30,000,000.00, dated June 30, 2010 (collectively, together with any amendments, renewals or extensions thereto, the “Prior Notes”).

C. The Bank, the Company and others have agreed, pursuant to a Loan Restructuring Agreement dated of even date herewith, to restructure the loan evidenced by the Prior Notes and enter into certain other transactions, including (i) the issuance of a $6,000,000.00 subordinated participation by the Bank to the Company in the restructured loan, and (ii) the Company’s issuance of 13,333,333 shares of the Company’s common stock to the Bank pursuant to this Agreement.

Now, therefore, in consideration of the restructuring of the loan evidenced by the Prior Notes, the issuance of the subordinated participation by the Bank to the Company, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Subscription. The Bank hereby subscribes to purchase 13,333,333 shares (the “Shares”) of the Company’s Common Stock, with a par value of $0.0001 per share.

2. Participation. In exchange for the Shares, the Bank agrees to issue to the Company a $6,000,000.00 subordinated participation (the “Participation”) in the loan (the “Loan”) made pursuant to that certain Second Amended and Restated Loan Agreement (the “Loan Agreement”) by and among SDC Holdings, LLC (“SDC”), ApothecaryRx, LLC (together with SDC, the “Borrowers”), the Company, Stanton M. Nelson and the Bank, dated as of July 22, 2013, and evidenced by the Amended and Restated Promissory Note in the principal amount of $10,691,261.71, dated as of July 22, 2013, made by the Borrowers in favor of the Bank.

3. Deliveries. Upon the execution and delivery by the Company and the Bank of this Agreement and a Participation Agreement in form and substance acceptable to the parties documenting the Participation, (i) the Company shall deliver to the bank a duly executed stock certificate registered in the Bank’s name representing the Shares, and (ii) the Bank shall be treated for all purposes as a record holder of such Shares and the Company shall record the issuance of such Shares in its stock register.

4. Representations and Warranties of the Company. The Company represents and warrants to the Bank that:

4.1	Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma and has the requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified to transact business in each jurisdiction in which the character of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business operations or financial condition of the Company and its subsidiaries taken as a whole.

4.2	Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to issue and sell the Shares. All corporate action on the part of the Company necessary for (i) the authorization, execution, delivery and performance by the Company of this Agreement, and (ii) the authorization, issuance and delivery by the Company of the Stock being sold under this Agreement has been taken.

4.3	Binding Obligation. This Agreement has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with the terms hereof, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer, preferential transfer or distribution laws and other similar laws now or hereafter in effect relating to or affecting the rights of creditors generally and general principles of equity.

4.4	Non-Contravention. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations under this Agreement and the issuance and sale of the Shares will not conflict with or result in any violation of or default under (i) any provisions of the Certificate of Incorporation or Bylaws of the Company, each as amended and currently in effect (collectively, the “Governing Documents”), (ii) any provision of any agreement or other instrument to which the Company is a party or by which the Company or any of its properties are bound, or (iii) any applicable statutes, laws, regulations and executive orders of the United States (including, without limitation, any administrative, regulatory or judicial body thereof) and all states having jurisdiction over the Company’s business, properties or assets.

4.5	Capitalization. Immediately prior to the Closing, the authorized capital of the Company consists solely of 500,000,000 shares of Common Stock, of which 16,770,079 shares are issued and outstanding and 10,000,000 shares of Preferred Stock, none of which are issued or outstanding. Immediately after the Closing (including the closing of all of the transactions contemplated by the Loan Agreement), the authorized capital of the Company will consist solely of 500,000,000 shares of Common Stock, of which 163,203,276 shares will be issued and outstanding and 10,000,000 shares of Preferred Stock, none of which are issued or outstanding. The rights, preferences, powers and privileges of the Common Stock are as stated in the Certificate of Incorporation.

4.6	Validity of Stock. The Shares, when issued, sold and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, and free and clear of all liens and encumbrances.

4.7	No Contractual Restriction. The Shares are unrestricted and freely transferable, including by over-the-counter or private transactions, subject only to restrictions imposed by applicable state and federal securities laws. For so long as the Bank holds any of the Shares, the Company will not take any action that would in any way restrict the transferability of the Shares.

4.8	No Preemptive Rights. Except as set described on Schedule 4.8, there are not authorized or outstanding any options, warrants, phantom stock, stock appreciation rights, preferential rights to acquire, or similar rights (including, without limitation, conversion or preemptive rights) or agreements or arrangements for the issuance by the Company or the purchase or acquisition from or by the Company of any shares of its capital stock or other voting securities or any securities convertible into or exchangeable or exercisable for any shares of the Company’s capital stock or other voting securities.

5. Representations and Warranties of the Bank. The Bank represents and warrants to the Company that:

5.1	Investment Intent. The Bank is acquiring the Shares and will receive and hold the Shares for its own account and for investment purposes only and not with a view to, or in connection with, a distribution of any part or all of the Shares and will not sell, transfer, assign, encumber or otherwise dispose of the Shares in the absence of an exemption from the registration requirements under the Securities Act of 1933, as amended (the “1933 Act”), and applicable state securities laws. In connection with the transfer of any Shares the Bank will need to deliver an opinion of counsel, which opinion must be satisfactory to the Company, to the Company’s transfer agent opining to such exemption.

5.2	Accredited Investor. The Bank is an accredited investor as defined in Rule 501(a) of the Securities Act of 1933.

5.3	Securities Legend. The Bank understands that each certificate evidencing the Shares to be issued to the undersigned will bear a restrictive legend substantially in the form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THE OKLAHOMA SECURITIES ACT OR THE SECURITIES LAWS OF ANY OTHER STATE. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED FOR VALUE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION OF THEM UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND/OR THE SECURITIES LAWS OF ANY OTHER STATE OR AN OPINION OF COUNSEL OR OTHER DOCUMENTATION SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR ACTS.

5.4	Reliance. The undersigned is aware that the Company will rely upon the representations and warranties set forth herein, in part, in determining whether the issuance of the Shares meets the conditions specified in Rule 506 and other provisions of Regulation D promulgated under the 1933 Act and under exemptions available from the registration or qualification requirements under applicable state securities laws.

6. Miscellaneous.

6.1	Notice. All notice or other communications given or made hereunder will be in writing and will be delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, to the undersigned at the address set forth below the undersigned’s signature on the last page of this Agreement and to the Company at the address set forth at the outset of this Agreement.

6.2	Governing Law. This Agreement will be construed in accordance with and governed by the laws of the State of Oklahoma without regard to the principles of conflicts of law embodied therein.

6.3	Entire Agreement. This Agreement and the Governing Documents constitute the entire agreement between the parties with respect to the subject matter hereof and this Agreement may be amended only by a writing executed by all parties.

6.4	Binding Effect. This Agreement will be binding upon and inure to the benefit of the undersigned and all other persons who may hereafter acquire Shares and the heirs, executors, administrators, successors and assigns of all such subscribers and partners.

6.5	Capitalized Terms. Capitalized terms not defined herein have the meaning ascribed to such terms in the Loan Agreement.

6.6	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Executed counterparts of this Agreement delivered via facsimile or electronic mail shall have the same binding effect as originals.

[Signature Pages Follow]

SIGNATURE PAGE TO

SUBSCRIPTION AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Subscription Agreement effective as of the date first written above.

BANK:

ARVEST BANK, an Arkansas banking corporation

By:	/s/ Bradley W. Krieger
Bradley W. Krieger, Executive Vice President and Regional Manager

SIGNATURE PAGE TO

SUBSCRIPTION AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Subscription Agreement effective as of the date first written above.

COMPANY:

GRAYMARK HEALTHCARE, INC., an Oklahoma corporation

By:	/s/ Stanton M. Nelson
Stanton M. Nelson, CEO

Schedule 4.8

The Company has outstanding, or in connection with the closing of the financing of and acquisition of the surgical hospital and outpatient surgery center businesses of Foundation Healthcare Affiliates intends to issue the following shares of common stock, options or warrants:

The Company has authorized its 2008 Long-Term Incentive Plan with an original authorization of 2,750,000 shares of which 1,571,208 remain available for issuance. Options covering 562,500 shares have been granted and remain outstanding.

The Company has outstanding warrants covering 8,572,418 shares. Due to the currently proposed transactions, up to an additional 1,123,972 shares may be exercisable under these warrants due to the application of the anti-dilution provisions thereof.

In connection with the currently proposed transactions, the Company expects to issue 114,500,000 shares to Foundation Healthcare Affiliates.

The Company expects to issue Roy T. Oliver, or an entity controlled by him, 17,970,295 shares in connection with the conversion of indebtedness by the Company to Mr. Oliver and the payment of approximately $5.8 million to Arvest Bank on behalf of the Company.

The Company expects to issue Arvest Bank 13,333,333 shares in connection with the purchase of a $6 million participation interest in the Company’s credit facility with Arvest.

The Company expects to issue up to 1.520,000 shares (assuming full issuance) in connection the private placement of preferred interests in a subsidiary of Graymark with the proceeds thereof to be used in connection with the consummation of the Foundation transactions for the restructuring of preferred interests in certain Foundation subsidiaries being acquired.

The Company expects to issue warrants to holders of the preferred interests subject to the restructuring described above covering 7,750,000 shares.